MiNK Therapeutics Reports First Quarter 2026 Financial Results and Advances iNKT Cell Therapy Platform Into Randomized Clinical Validation

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Randomized Phase 2 trial initiated for agenT-797 in severe acute lung injury and respiratory distress, with preliminary data expected in the second half of 2026
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AACR and ASGCT presentations showcase durable survival and context-dependent iNKT activity in cancer and inflammatory lung disease
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Non-dilutive collaborations expand MiNK’s platform and potentiate meaningful commercial revenue potential, while preserving focus on lead clinical programs
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Company continues disciplined execution with reduced operating burn and focused advancement of high-priority programs
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New clinical data to be presented at the ATS conference on May 20, 2026

NEW YORK, NY — May 15, 2026 (Globe Newswire) — MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company developing allogeneic invariant natural killer T (allo-iNKT) cell therapies to restore immune balance and treat immune-mediated diseases and cancer, today reported financial results for the first quarter ending March 31, 2026, and provided a corporate update.

“MiNK entered 2026 focused on converting a growing body of clinical and translational evidence into prospective validation,” said Jennifer Buell, Ph.D., President and Chief Executive Officer of MiNK Therapeutics. “During the first quarter and subsequent period, we advanced agenT-797 into a randomized Phase 2 study in acute lung injury and critical illness, presented data that further support the context-dependent biology of iNKT cells, and continued to expand the platform through selective, non-dilutive collaborations. This is the next phase of MiNK’s strategy: disciplined clinical execution, rigorous translational validation, and capital-efficient expansion of a broadly deployable cell therapy platform.”

Dr. Buell continued, “What continues to distinguish agenT-797 is both its biology and its practicality. As an off-the-shelf iNKT cell therapy administered without lymphodepletion or HLA matching, agenT-797 is designed for settings where immune dysfunction drives poor outcomes and where speed, tolerability and deployability matter. We believe this is particularly relevant in severe acute lung injury and critical illness, where patients often face a cascade of respiratory failure, secondary infection and organ dysfunction with limited therapeutic options.”

Recent Business and Development Highlights

agenT-797 Advanced into Randomized Phase 2 Clinical Evaluation in Acute Lung Injury and Critical Illness

MiNK initiated a randomized Phase 2 clinical trial evaluating agenT-797 plus standard of care compared with placebo plus standard of care in adults with severe acute lung injury and critical illness, including moderate to severe acute hypoxemic respiratory failure due to severe pneumonia, who meet Global ARDS criteria and are admitted to the ICU. The study is being designed with a seamless Phase 2/3 operational framework intended to support efficient transition into later-stage development if findings from the randomized Phase 2 portion are prospectively confirmed.

The trial has received authorization from the Ukraine Ministry of Health, is supported by an active U.S. IND, and remains subject to FDA clearance for planned U.S. site activation. Preliminary data are expected in the second half of 2026.

Acute lung injury and ARDS remain among the most serious unresolved conditions in critical care. ARDS affects an estimated 3 million patients globally and approximately 200,000 patients annually in the United States, accounting for nearly 25% of mechanically ventilated ICU patients. Mortality remains high, approximately 40% to 50%, and there are currently no approved pharmacologic therapies shown to reduce mortality in ARDS. The trial is designed to prospectively evaluate agenT-797 in a clearly defined, critical care population where ventilator-free days, secondary infection, respiratory recovery and survival can be assessed within clinically meaningful and regulatory-aligned endpoints.

Recent Data at AACR and ASGCT Strengthen the Biologic Rationale for Context-Dependent iNKT Activity

Recent clinical and translational presentations at the American Association for Clinical Research (AACR) Annual Meeting and the American Society of Gene and Cell Therapy Meeting (ASGCT) reinforced the potential of MiNK’s iNKT platform to generate disease-relevant immune activity across distinct clinical settings.

In PD-1 refractory gastroesophageal cancer, investigator-sponsored Phase 2 data showed disease control and longer-term survival in a subset of heavily pretreated patients, supported by evidence of immune activation and tumor microenvironment remodeling. The study achieved a 77% disease control rate, with long-term survival beyond 20 months observed in a subset of patients with immune-induction prior to chemotherapy. These patients also had longer progression-free survival compared with those treated without induction, with median PFS of 6.9 months versus 3.5 months.

At ASGCT, translational analyses showed that the same off-the-shelf agenT-797 product generated distinct immune outputs in solid tumor and ARDS patients. In solid tumor patients, agenT-797 was associated with a TH1 pro-inflammatory signature consistent with anti-tumor immune activation. In ARDS patients, the same product was associated with a TH2 anti-inflammatory signature consistent with immune restoration and lung injury recovery.

Together, these findings support MiNK’s broader development strategy: advancing agenT-797 in settings where immune dysfunction contributes to poor outcomes, while using translational data to define patient populations, biologic mechanisms and future development pathways.

Non-Dilutive Collaborations Support Capital-Efficient Platform Expansion

MiNK continued to advance its strategy of expanding the iNKT platform through selective collaborations that provide external support and potential downstream economics while preserving focus on lead clinical programs.

In the first quarter, MiNK announced a collaboration with C-Further, an international pediatric oncology therapeutics consortium enabled by Cancer Research Horizons, LifeArc and Great Ormond Street Hospital Charity, to advance a PRAME-targeted TCR-engineered iNKT cell therapy for pediatric cancers. The collaboration provides up to approximately $1.1 million in non-dilutive aggregate funding to support IND-enabling development, with potential meaningful double-digit downstream commercial revenue participation.

The C-Further program applies MiNK’s off-the-shelf iNKT platform to a validated tumor antigen strategy in pediatric oncology and reflects the company’s broader approach to platform expansion through externally supported, capital-efficient development.

MiNK is also advancing additional externally supported programs, including its graft-versus-host disease program supported by NIH STTR funding and the Mary Gooze philanthropic award. These collaborations and funding sources are intended to support pipeline progress while reducing the capital burden typically associated with multi-program cell therapy development.

Upcoming ATS Presentation Extends Platform Discussion into Persistent Pulmonary Infection and Immune Dysfunction

MiNK will present clinical data featuring agenT-797 at the American Thoracic Society (ATS) International Conference 2026. The presentation, titled “Novel Interleukin-15 Superagonist (N-803) and Invariant Natural Killer T Cell (agenT-797) Combination Immunotherapy for Unresolving Coccidioides immitis Infection,” will be presented by Terese Hammond, M.D., and in collaboration with ImmunityBio (NASDAQ: IBRX) on May 20, 2026.

In accordance with ATS guidelines, no data or results have been disclosed prior to the conference. The presentation is expected to expand the platform discussion beyond oncology and acute inflammatory lung injury into persistent infection, immune dysfunction and pathogen control, areas where MiNK believes immune restoration may have broader therapeutic relevance.

Financial Results

MiNK ended the first quarter of 2026 with approximately $9.5 million in cash and cash equivalents, compared with approximately $13.4 million as of December 31, 2025. During the quarter, the company completed repayment of approximately $5.2 million associated with the Agenus convertible note, further simplifying its balance sheet. Following this repayment, MiNK raised approximately $3.0 million through its at-the-market sales agreement during the three months ended March 31, 2026.

Net loss for the first quarter of 2026 was approximately $2.7 million, or $0.57 per share, compared with approximately $2.8 million, or $0.70 per share, for the same period in 2025.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data

(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Cash and cash equivalents	$ 9,526	$ 13,360

Other Financial Information

(in thousands)
(unaudited)

	Three months ended March 31,	
	2026	2025
Net loss	$ 2,742	$ 2,767
Net loss per share	0.57	0.70
Cash used in operations	$ 1,733	$ 1,341

First Quarter 2026 Financial Results Conference Call and Webcast

MiNK will host a conference call and webcast today at 8:30 a.m. ET to discuss its financial results and corporate update.

Conference Call and Webcast Information

United States - New York (646) 307-1963
USA & Canada - Toll-Free (800) 715-9871
Conference ID - 4876136

Webcast & Replay Information

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website following the event.

Live event link: https://edge.media-server.com/mmc/p/n4ak2xfn

Webcast Replay: https://investor.minktherapeutics.com/events-and-presentations

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the development of allogeneic invariant natural killer T (iNKT) cell therapies and precision immune modulators designed to restore immune balance and drive durable cytotoxic responses. MiNK’s proprietary iNKT platform bridges innate and adaptive immunity to address cancer, autoimmune disease, and immune collapse.

Its lead candidate, agenT-797, is an off-the-shelf, cryopreserved iNKT cell therapy currently in clinical trials for solid tumors, graft-versus-host disease (GvHD), and critical pulmonary immune failure. MiNK’s pipeline also includes TCR-based and neoantigen-targeted iNKT programs that enable tissue-specific immune activation. With a scalable manufacturing process and broad therapeutic potential, MiNK is advancing a new class of immune reconstitution therapies designed to deliver durable, accessible, and globally deployable treatments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the potential, safety, clinical benefit, and development plans for agenT-797 and other iNKT-based therapies. These statements involve risks and uncertainties, including those described under “Risk Factors” in MiNK’s most recent SEC filings. MiNK undertakes no obligation to update these statements except as required by law.

Contacts

Investor Contact: 917-362-1370 | investor@minktherapeutics.com

Media Contact: 781-674-4428 | communications@minktherapeutics.com

Source: MiNK Therapeutics